EXHIBIT 99.1




                  Genelabs Applies to Transfer its Listing to
                           the Nasdaq Capital Market

Redwood City, CA -- October 5, 2005 -- Genelabs Technologies, Inc. (Nasdaq:
GNLB) announced that it has submitted an application to transfer the listing of its securities from the Nasdaq National Market to the Nasdaq Capital Market, which was previously called the Nasdaq SmallCap Market.

Genelabs also announced that it has received a staff determination letter from the Nasdaq Stock Market stating that the market value of the company's listed securities does not comply with Marketplace Rule 4450(b)(1)(A) of the Nasdaq National Market, which requires the market value of listed securities to be at least $50 million. The letter also stated that if the market value of listed securities is $50 million or more for a minimum of 10 consecutive business days, the Nasdaq Staff may determine that the company has regained compliance with the market capitalization rule. The letter further stated that if the company cannot demonstrate compliance with the market capitalization requirement by October 31, 2005, Genelabs would receive written confirmation of noncompliance.

Genelabs securities will continue to trade on the Nasdaq National Market until the transfer application has been reviewed and approved, a process Genelabs expects to take one to two weeks. If Genelabs' application to transfer its listing to the Nasdaq Capital Market is approved and the listing is transferred, the company will be subject to the continued listing requirements of the Nasdaq Capital Market after such transfer, and no longer subject to the continued listing requirements of the Nasdaq National Market. Genelabs currently meets the requirements for listing on the Nasdaq Capital Market with the exception of the $1.00 minimum closing bid price requirement, although the company cannot provide assurance that in the future it will continue to meet these requirements.

Under the rules of the Nasdaq Capital Market, Genelabs would have an additional grace period through March 16, 2006 to comply with the $1.00 minimum closing bid price requirement on the Nasdaq Capital Market, thereby providing the company with sufficient time to effect a reverse stock split that was approved by the company's shareholders on June 14, 2005.

About Genelabs
--------------
Genelabs Technologies, Inc. is a biopharmaceutical company focused on the discovery and development of pharmaceutical products to improve human health. We have built drug discovery and clinical development capabilities that can support various research and development projects. Genelabs is currently concentrating its capabilities on developing a late-stage product for lupus, discovering novel compounds that selectively inhibit replication of the hepatitis C virus and advancing preclinical development of compounds from this hepatitis C virus drug discovery program. We believe that these high-risk, potentially high reward programs focus our research and development expertise in areas where we have the opportunity to generate either first-in-class or best-in-class products that will address diseases for which current therapies are inadequate. For more information, please visit www.genelabs.com.

Note: Genelabs(R) and the Genelabs logo are registered trademarks and Prestara(TM) is a trademark of Genelabs Technologies, Inc.

NOTE ON FORWARD LOOKING STATEMENTS AND RISKS: This press release contains forward-looking statements including statements regarding the continued trading of the company's stock on the Nasdaq National Market, the timing of the review of the company's application to transfer to the Nasdaq Capital Market, and the compliance with Nasdaq Capital Market listing requirements. These forward-looking statements are based on Genelabs' current expectations and are subject to uncertainties and risks that could cause actual results to differ materially from the statements made. Uncertainties and risks include, without limitation, delisting of Genelabs common stock from the Nasdaq National Market; delay or denial of Genelabs' application to list on the Nasdaq Capital Market; fluctuations in Genelabs' stock price; events which reduce Genelabs' future prospects, thus negating any advantage that may be anticipated from a reverse stock split; failures or setbacks in our HCV research programs or in our collaboration with Gilead; progress and announcements by competitors regarding their HCV programs; regulatory problems or delays regarding Prestara(TM), including an adverse response from the FDA or a determination to discontinue development of Prestara; increases in expenses and Genelabs' capital requirements and history of operating losses. Please see the information appearing in Genelabs' filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, under the captions "Risk Factors" and "Forward-Looking Statements" for more discussion regarding these uncertainties and risks and others associated with the company's research programs, early stage of development and other risks which may affect the company or cause actual results to differ from those included in the forward-looking statements. Genelabs does not undertake any obligation to update these forward-looking statements or risks to reflect events or circumstances after the date of this release.